EXHIBIT 10.102

August 26, 2004

Mr. James Farnworth
326 Vista Suerte
Newport Beach, CA 92660

Dear James:

STAAR Surgical Company is pleased to offer you the position of Vice President Regulatory Affairs and Quality Assurance, reporting directly to me. Your beginning wage will be $5769.23 per bi-weekly pay period (26 pay periods per year) in addition to all the benefits offered in our current policy.

In addition, you will be eligible for an annual bonus of up to 15% of your annual salary, which will be payable on an annual basis and subject to the successful achievement of company and individual goals and objectives, which will be provided to you within the first 30 days of your employment with STAAR Surgical Company.

You will be granted 15,000 STAAR Surgical Company stock options priced on the close of business on your first day of employment, to be vested over three years. Additionally, each year you will be eligible for stock option grants.

Upon the acceptance of this offer and the successful completion of a pre-employment physical, you may begin work on or before September 9, 2004. Please note that a drug and alcohol test will be included in the physical.

Furthermore, employment is at the mutual consent of the employee and STAAR and can be terminated “at will,” with or without cause, by the employee or by STAAR in its sole discretion at any time.

On your first day of employment you will need to bring with you identification in order to complete all necessary paperwork, including your Employment Eligibility Verification (form I-9)

You will be asked to do your best to accomplish the mission working as part of our team. In return, STAAR offers great opportunities for which you may be interested and qualified. This offer is valid until August 30, 2004.

Sincerely,

David Bailey
President and Chief Executive Officer

Accepted By	Date